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Exhibit 23.4

CONSENT OF PERSON TO BE NAMED DIRECTOR

        As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the "Registration Statement") of Four Springs Capital Trust, a Maryland real estate investment trust (the "Trust"), as a person who has agreed to serve as a director of the Trust beginning immediately after the closing of the Company's initial public offering and to the inclusion of his or her biographical information in the Registration Statement.

/s/ MICHAEL S. DANA
Signature
Michael S. Dana
Printed Name
May 24, 2017
Date

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  Exhibit 23.4